                                   EXHIBIT 11
                             CT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                        Computation of Earnings Per Share

                                            Quarters Ended
                                            --------------

                                  March 31, 1999       March 31, 1998
                                  --------------       --------------
Computation of share
totals used in
computing earnings
per share:

Weighted average number
 of shares outstanding               9,319,647           9,095,423

Basic average shares

a-Outstanding                        9,319,647           9,095,423

Incremental shares
 arising, from out-
 standing stock
 options                                70,978              48,970
                                    ----------          ----------

 b-Totals                            9,390,625           9,144,393
                                    ==========          ==========

c-Net Income                        $3,862,836           3,130,250
                                    ==========          ==========

Net Income Per Share
 Basic - c/a                        $      .41                 .34
                                    ==========          ==========

Net Income Per Share
assuming full dilution c/b          $      .41                 .34
                                    ==========          ==========